Exhibit 99.1

                   [LETTERHEAD OF UNITED NATURAL FOODS, INC.]

FOR IMMEDIATE RELEASE
August 5, 2003

  UNITED NATURAL FOODS WILL RECORD A SPECIAL CHARGE OF $1.9 MILLION IN FOURTH QUARTER OF FISCAL 2003 RELATED TO OPERATIONS AT HERSHEY IMPORT; WILL ALSO RECORD
             NON-CASH CHARGE OF $1.4 MILLION OF GOODWILL IMPAIRMENT

Dayville, Connecticut - August 5, 2003 -- United Natural Foods, Inc. (Nasdaq:
UNFI) (the "Company") today announced that it will recognize a special charge against income from operations of $1.9 million pre-tax due to discontinued products, inventory writedown and severance at its Hershey Import subsidiary ("Hershey") in the fourth quarter ended July 31, 2003. The Company plans to consolidate management, sales and support functions of Hershey from its Edison, New Jersey facility with its corporate headquarters in Dayville, Connecticut. The Company has begun the consolidation of support functions, which are scheduled to be completed by the end of September 2003. The Company plans to continue manufacturing and distribution from its Edison, New Jersey facility. Additionally, the Company announced that it will recognize a non-cash charge against fourth quarter income from operations of $1.4 million due to goodwill impairment at Hershey.

Hershey imports, processes, packages and distributes nuts, dried fruit, seeds, trail mixes, natural and organic products and confections to supermarkets and natural foods retailers. Products are sold in bulk and in packages under the Company's Woodstock Farms and EXPRESSnacks trademarks.

"While we plan to incur the inventory writedown and other expenses related to the consolidation of approximately $1.9 million pre-tax in the fourth quarter of fiscal year 2003, we believe the consolidation will have a direct and positive impact on our organization and are confident that we will begin to realize efficiencies and savings by the end of the first quarter of our fiscal year 2004," said Steven Townsend, the Company's Chief Executive Officer. Mr. Townsend continued, "Accordingly we are not changing our outlook for our fiscal year 2004."

Mr. Townsend added, "Commencing with our decision in June to place Dan Atwood, Senior Vice President at United Natural Foods, in direct charge of the subsidiary, today's actions represent our commitment to regaining profitability at Hershey. Our ongoing priority is to generate strong, consistent results and we intend to leverage the expertise of our wholesale distribution business to turn Hershey back into a profit contributor, by reducing inventory and overhead, improving productivity and fill rates, and driving sales growth. We believe our actions will provide a competitive edge to Hershey by streamlining its current purchasing, production and back office processes."

Mr. Townsend concluded, "Our guidance for earnings per diluted share for fiscal year 2003 remains in the range $1.18 to $1.20, excluding special items, as previously stated."

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The Company intends to report its financial results for the fourth quarter and year ended July 31, 2003 before the market opens on Tuesday, September 2, 2003. Management will conduct a conference call and audio webcast at 11:00 a.m. ET on September 2, 2003 to review the Company's quarterly results, market trends and future outlook.

About United Natural Foods

United Natural Foods, Inc. carries and distributes over 30,500 products to more than 11,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores and independent retail operators.

For more information on United Natural Foods, Inc., visit the Company's web site at www.unfi.com.

AT THE COMPANY:               AT FRB/WEBER SHANDWICK:
Rick D. Puckett               Joseph Calabrese        Vanessa Schwartz
Chief Financial Officer       General Information     Analyst Information
(860) 779-2800                (212) 445-8434          (212) 445-8433

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding United Natural Foods, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and our dependence on principal customers, see "Risk Factors" in the United Natural Foods, Inc.'s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on June 16, 2003, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. United Natural Foods, Inc. is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws.